INVESCO ADVANTAGE SERIES FUNDS, INC.

                            CERTIFICATE OF CORRECTION

THIS IS TO CERTIFY THAT:

            INVESCO Advantage Series Funds, Inc., a Maryland corporation registered as an open-end company under the Investment Company Act of 1940, hereby certifies to the State Department of Assessments and Taxation of Maryland ("SDAT")that:

            FIRST: The title of the document being corrected is Articles of Incorporation (the "Articles").

            SECOND:  The Articles were filed with SDAT on April 24, 2000.

            THIRD: The following provisions of the Articles shall be corrected:

            1. A new paragraph, as set forth on Exhibit A attached hereto, shall be added to the end of Article III, Section 1 of the Articles.

            2. The word "two" in the  second  line of the  second  paragraph  of
Article III shall be replaced with the word "three".

            The undersigned President acknowledges this Certificate of Correction to be the corporate act of the Corporation and states, as to all matters and facts required to be verified under oath, that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

      IN WITNESS WHEREOF, I have signed this Certificate of Correction, and I acknowledge the same to be my act on this 1st day of November, 2000.

ATTEST:                                   INVESCO ADVANTAGE SERIES
                                          FUNDS, INC.



/s/ William J. Galvin, Jr.                By:/s/ Mark H. Williamson (SEAL)
--------------------------                   ----------------------
William J. Galvin, Jr.                       Mark H. Williamson
Assistant Secretary                          President
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                                    EXHIBIT A

      Except as set forth below, the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption shall be as set forth in the provisions of the charter of the Corporation relating to the shares of stock of the Corporation generally. In addition, all INVESCO Advantage Fund - Class B shares ("Class B Shares") of stock of the Corporation shall have the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption:

            (1) Subject to the provisions of paragraph (3) below, all Class B Shares other than those purchased through the reinvestment of dividends and distributions shall automatically convert to Class A Shares of the same series ("Class A Shares") eight (8) years after the end of the calendar month in which a stockholder's order to purchase such shares was accepted.

            (2) Subject to the provisions of paragraph (3) below, Class B Shares purchased through the reinvestment of dividends and distributions paid in respect of Class B Shares will be considered held in a separate sub-account, and will automatically convert to Class A Shares in the same proportion and on the same date as any Class B Shares (other than those in the sub-account) convert to Class A
            Shares. Other than this conversion feature, the Class B Shares purchased through the reinvestment of dividends and distributions paid in respect of Class B Shares shall have all the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of Class B Shares generally.

            (3) If (1) the Class A shareholders of a series of the Corporation approve any increase in expenses allocated to the Class A Shares of that series in connection with (A) a plan of distribution adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended, (B) a non-Rule 12b-1 stockholder services plan, or (C) any other plan or arrangement whereby classes of that series pay a different share of other expenses, not including advisory or custodial fees or other expenses related to the management of the Company's assets, then (2) the Class B Shares of that series will stop converting to the Class A Shares unless the Class B shareholders of that series, voting separately, approve the increase in expenses. The Board of Directors shall have sole discretion in determining whether such increase in expenses is submitted to a vote of the holders of Class B Shares. Should such increase in expenses not be submitted to a vote of the holders of Class B shares or, if submitted, should the holders of Class B Shares fail to approve such increase in expenses, the Board of Directors shall take such action as is necessary to: (A) create a new class (the "New Class A Shares") which shall be identical in all material respects to the Class A Shares of that series as they existed prior to the implementation of the increase in expenses; and (B) ensure that the existing Class B Shares of that series will be exchanged or converted into New Class A Shares no later than the date such Class B Shares were scheduled to convert to Class A Shares. If deemed advisable by the Board of Directors to implement the foregoing, and at the sole discretion of the Board of Directors, such action may include the exchange of all Class B Shares of that series for a new class of that series (the "New Class B Shares"), identical in all material respects to the Class B Shares of that series except that the New Class B Shares will automatically convert into the New Class A Shares. Such exchanges or conversions shall be effected in a manner that the Board of Directors reasonably believes will not be subject to federal taxation.